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                                                                     EXHIBIT T3A



                           ARTICLES OF INCORPORATION
                                  (AS AMENDED)

                                       OF

                     BERTHEL FISHER & COMPANY LEASING, INC.



        The undersigned, acting as sole incorporator of the corporation organized under Chapter 496A, 1987 Code of Iowa, hereby adopts the following Articles of Incorporation for such Corporation.


                                    ARTICLE I

        The name of the Corporation is:

                     BERTHEL FISHER & COMPANY LEASING, INC.


                                   ARTICLE II

        The Corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful businesses for which corporations may be organized under this Act.


                                   ARTICLE III

        The aggregate number of shares which the corporation shall be authorized to issue is Five Million (5,000,000), Three Million (3,000,000) of which are of a class designated "Class A Common Shares" no par value (hereinafter called the "Class A Shares"), One Hundred Thousand (100,000) of which are designated "Class B Nonvoting Convertible Shares" no par value (hereinafter called the "Class B Shares"), and One Million Nine Hundred Thousand (1,900,000) of which are of a class of undesignated Preferred Stock having no par value (hereinafter called the "Preferred Stock").

        No holder of Class A Shares, Class B Shares or Preferred Stock shall have any preemption rights. No shares of Preferred Stock, having once been issued and subsequently converted, redeemed or repurchased by the Corporation, shall thereafter have the status of authorized but unissued shares of Preferred Stock and no such shares may thereafter be reissued. Any and all Class A Shares, Class B Shares or Preferred Stock issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.


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        The relative rights, preferences, and limitations of the shares of each class shall be as follows:

               1. DIVIDENDS. The holders of the Class B Shares shall be entitled to receive or have set apart, to the extent allowed by law, as and when declared by the Board of Directors, a dividend at the rate of the Dividend Amount per share per annum, noncumulative, on all such Class B Shares outstanding at the time, which dividend shall be payable as the Board of Directors may from time to time fix and determine, and before any dividend shall be set apart for or paid on the Class A Shares. The term "Dividend Amount" shall mean, for any year, twenty-five percent (25%) of the Corporation's income before taxes on income determined under generally accepted accounting principles for the Corporation's prior fiscal year divided by the number of Class B Shares issued and outstanding on the date the dividend is declared, provided that the Dividend Amount shall not exceed One and 20/100 Dollar ($1.20) in any one year. Notwithstanding any provision herein to the contrary, the Dividend Amount shall not be calculated for any fiscal year ending on or prior to December 31, 1989, and no Dividend Amount shall be paid prior to April 15, 1991. Whenever a dividend is declared or paid on the Class B Shares, the Board of Directors may then and thereafter declare and pay a dividend on all Class A Shares outstanding at the time, payable as the Board of Directors may from time to time fix and determine, provided that the Corporation is then able to pay its debts when they become due in the usual course of business and the Corporation's total assets are greater than the sum of its total liabilities (without regard to the amount necessary to satisfy any superior preferential rights upon dissolution).

               2. LIQUIDATION. In the event of the dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, there shall be paid to the holders of the Class B Shares the sum of Ten and 00/100 Dollars ($10.00) per share, and the amount of all unpaid declared dividends thereon, before any sums shall be paid or any assets distributed among the holders of the Class A Shares (if the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the shares of Class B Shares of the amount thus distributable, then the entire assets of the Corporation shall be distributed ratably among the holders of the Class B Shares); then and thereafter, the remaining assets and funds of the Corporation shall be distributed and paid to the holders of the Class A Shares in proportion to their shareholdings. The foregoing provisions of this paragraph shall not, however, be deemed to require the distribution of assets among the holders of the Class A Shares and the holders of the Class B Shares in the event of a consolidation, merger, lease, or sale, which does not in fact result in the liquidation or winding up of the enterprise.

               3. OPTIONAL CONVERSION. The Class B Shares of the Corporation may, within the time set forth herein, and at the option of the holder thereof, be converted into Class A Shares of the Corporation, at the rate of one (1) share of Class B Shares for one (1) share of Class A Shares upon the terms and conditions set forth below. The holder of Class B Shares desiring to avail himself of the option for conversion of shares as herein provided shall surrender up and deliver, duly endorsed in blank, the certificates representing the Class B Shares to be converted to the Corporation, and, at the same time, notify the Corporation in writing over his signature that he desires to convert his Class B Shares into Class A Shares pursuant to these provisions. Upon receipt by the Corporation of a certificate or certificates representing Class B Shares with notice that the holder thereof desires to convert the same, all as herein provided, the

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Corporation shall forthwith cause to be issued to the holder of the Class B
Shares surrendering the same one (1) Class A Share for each one (1) Class B Share surrendered for conversion, issuing and delivering to such holder a certificate in due form for such Class A Shares. Class B Shares which have been converted hereunder shall not be deemed issued shares, may not be reissued and may be eliminated as provided by law. Class B Shares may be converted under this provision at any time prior to the tenth anniversary of the date of issuance of the certificate first evidencing the shares to be converted.

               4. PUT. During the thirty (30) days immediately after the tenth anniversary of the date of issuance of the certificate first evidencing the shares (the "Tenth Anniversary") any holder of such Class B Shares may, upon written notice to the Corporation, demand that the Corporation purchase and the Corporation shall purchase all of such Class B Shares (or such portion thereof as such holder indicates in the written notice) at the price of Ten and 00/100 Dollars ($10.00) per share, plus dividends that were declared prior to the applicable Tenth Anniversary and are unpaid. A put made under this paragraph shall be irrevocable. These provisions shall not affect the Corporation's ability to enter into contracts or agreements which may limit or restrict its ability to utilize funds to purchase shares which are put to the Corporation. If funds of the Corporation legally and contractually available for such purchase are insufficient to purchase the total number of shares being put to the Corporation, those funds legally and contractually available will be used to purchase the maximum possible number of shares and, thereafter, when additional funds become legally and contractually available such funds shall immediately be used to purchase the balance of the shares put to the Corporation. In case of a put under this section, the purchase price shall not be paid until receipt by the Corporation of the certificate representing such shares duly endorsed in blank, or the availability of legally available funds. No sinking fund shall be required by the terms of these Articles of Incorporation. Class B Shares put to the Corporation shall not be deemed issued shares from the date of payment for such shares, may not be reissued and may thereafter be eliminated as provided by law.

               In the event a certificate evidencing Class B Shares encompasses Class B Shares first issued on two or more dates, the dates of issuance of the certificates first evidencing the shares included in such certificate shall be separately determined for purposes of the application of legally available funds. In the event a certificate that encompasses Class B Shares initially issued on two or more dates is surrendered for reissuance in two or more certificates, the dates of initial issuance shall be ratably distributed among the new certificates unless the holder of the certificate otherwise directs a distribution of the dates of initial issuance.

               Funds which are or become legally and contractually available for the purchase of shares being put to the Corporation shall be first applied to purchase those shares first issued by the Corporation (determined by the date of issuance of the certificate first evidencing the shares put to the Corporation). In the event certificates first evidencing the shares put to the Corporation were issued on the same day the funds which are or become legally and contractually available shall be first applied to purchase those shares that were evidenced by the lowest numbered of such initial certificates. Funds which are or become legally and contractually available shall not be applied ratably to purchase shares put to the Corporation and such funds shall be applied as herein provided without regard to the date the shares were put to or the put was received by the Corporation.

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               Until shares which are put to the Corporation are purchased by the Corporation, such shares shall continue to be outstanding and entitled to all of the rights of Class B shares except the right of optional conversion set forth in paragraph 3 of this Article III.

               5. MANDATORY CONVERSION. Upon expiration of the sequential right to put Class B Shares to the Corporation such shares automatically convert into an equal number of Class A Shares. Until a certificate representing such shares shall be surrendered to the Corporation the certificate for Class B Shares shall be deemed, in whole or in part, and for all purposes, to evidence ownership of the number of Class A Shares into which the Class B Shares automatically convert. For all purposes Class B Shares shall not be deemed issued from the date of expiration of the sequential right to put those shares to the Corporation. Such Class B Shares may not be reissued and they may be eliminated as provided by law.

               6. VOTING RIGHTS. Except as otherwise provided by law or these Articles of Incorporation, the holders of Class A Shares shall have and possess the exclusive right to notice of shareholders' meetings and the exclusive voting rights and powers; and the holders of Class B Shares shall not be entitled to notice of shareholders' meetings, or to vote upon the election of directors or upon any questions affecting the management or affairs of the Corporation, except where such notice or vote is required by law or by these Articles of Incorporation.

               7. PREEMPTIVE RIGHTS. Holders of any class of shares shall have no preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares and have no preemptive right to acquire treasury shares of the Corporation.

               8. RESERVATION OF CLASS A SHARES. So long as shares of Class B Shares are outstanding, the Corporation shall reserve and keep available out of its duly authorized but unissued stock, for the purpose of effecting the conversion of the Class B Shares as herein above provided, such number of its duly authorized shares of Class A Shares and other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Shares.

               9. Each of the previously authorized, issued, and outstanding one thousand (1,000) shares of Common Stock of the Corporation is hereby converted into and becomes four hundred (400) fully paid and nonassessable Class A Shares. Until surrendered to the Corporation for exchange each stock certificate outstanding on the effective date of the Amendment to Articles of Incorporation shall be deemed for all purposes to evidence ownership of four hundred (400) shares of Class A Shares for each one
(1) share of Common Stock evidenced by such Certificate. The stated capital of the Corporation shall remain the same.

                                  ARTICLE III-A

        UNDESIGNATED PREFERRED STOCK. Any undesignated Preferred Stock may be issued from time to time in one or more series. Pursuant to Section 490,602 of the Iowa Business Corporation Act (the "Act"), the number of shares, preferences, limitations, and relative rights within the limits set forth in
Section 490.601 of the Act may be determined by the Board of

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Directors, and shall be fixed in the case of each series by resolution of the
Board of Directors prior to the time of issuance subject in all cases to the laws of the State of Iowa applicable thereto, and set forth in articles of amendment filed with the secretary of state in accordance with Section 490.602 of the Act.



                                  ARTICLE III-B

                            SERIES A PREFERRED STOCK

        One Hundred Twenty-five Thousand (125,000) shares of the Corporation's authorized, unissued and undesignated Preferred Stock, no par value per share, is hereby designated as Series A Preferred Stock, which shall have the powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions as set forth below:

        1. VOTING SHARES. Series A Preferred Stock is not entitled to vote on any matter except where the Iowa Corporation Act requires voting as a class, in which case each share of Series A Stock shall be entitled to one vote per share on those matters where Series A Stock is voting as a class. When voting is required, the holder of shares of Series A Preferred Stock at the record date for the determination of stockholders entitled to vote on such matters is entitled to vote, or if no such record date is established, the holder at the date such vote is taken or any written consent of stockholders is effective.

        2. DIVIDENDS AND DISTRIBUTIONS. When, as, and if declared by the Corporation's Board of Directors, the holders of the Series A Preferred Stock shall be entitled to receive an annual cash dividend of $1.12 per share, payable out of funds legally available therefor, in quarterly installments on April 15, July 15, October 15 and January 15 of each year to holders of record as of the last day of the preceding month (the "Series A Preferred Dividends"), provided however, with respect to the first dividend to be paid after issuance of a particular share of Series A Stock, the dividend shall be prorated from the date of issuance of such share to the March 31, June 30, September 30, or December 31 immediately following such date of issuance. No dividends shall be declared or paid on Common Stock or Series B Preferred Stock unless dividends are declared and paid on the Series A Preferred Stock. The rights of the holders of the Series A Preferred Stock to receive Series A Preferred Dividends are cumulative. Series A Preferred Stock shall not participate in dividends declared on Common Stock or any other class of stock issued by the Corporation.

        3. LIQUIDATION PREFERENCES. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, pari passu, the amount of $14 per share of Series A Preferred Stock, such amount to be adjusted proportionately in the event the shares of such Preferred Stock are subdivided into a greater number or combined into a lesser number, plus any declared and unpaid Preferred Dividends to which such holders shall be entitled pursuant to the provisions of

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Section 2 hereof before any payment or distribution shall be made in respect of the Class A Common Stock or Class B Common Stock.

        4. CONVERSION. (a) OPTIONAL CONVERSION. Any holder of shares of Series A Preferred Stock may at any time convert all or any number of such shares held by such holder into a number of fully paid and non-assessable shares of the Corporation's Class A Common Stock determined by reference to the Conversion Ratio as defined below (an "Optional Conversion"). In the event of an Optional Conversion, the Corporation shall forthwith transmit to such holder of Series A Preferred Stock, upon surrender of the certificates representing such shares, stock certificates for the shares of Class A Common Stock Issued as a result thereof, dated the date of Optional Conversion, and such holder shall be deemed for all purposes to be the holder of such Common Stock as of the date of Optional Conversion. If the Corporation has exercised its right to redeem the shares of Series A Preferred Stock, as set forth below, any holder of Series A Preferred Stock may convert its shares as provided herein at any time prior to the date of such redemption.

               (b) CONVERSION RATIO. Each share of Series A Preferred Stock shall be convertible into .875 share of Class A Common Stock (the "Conversion Ratio"). In the event of any stock split, stock dividend, subdivision, combination or reclassification of shares of Class A Common Stock, or other recapitalization of the Corporation, having the effect of increasing or decreasing the issued and outstanding Class A Common Stock held by each holder thereof, the Conversion Ratio shall be adjusted so that the number of shares of Class A Common Stock into which each share of Series A Preferred Stock may be converted is equal to the number of shares of Class A Common Stock which represents the same proportional ownership interest in the Corporation as would have resulted if the conversion had taken place immediately prior to the event causing such adjustment.

               (c) CONVERSION PROCEDURE. As soon as possible after conversion (but in any event within ten business days following surrender of certificates representing the shares of Series A Preferred Stock that have been or are to be converted), the Corporation will deliver to the converting holder: (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in such name or names and in such denomination or denominations as the converting holder has specified; and (ii) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate(s) delivered to the Corporation in connection with such conversion but which were not converted. No fractional shares of Class A Common Stock will be issued but in lieu thereof the Company shall pay an equivalent amount in cash.

               (d) NOTICES. (i) Immediately upon any adjustment of the Conversion Ratio, the Corporation shall send written notice thereof to all holders of Series A Preferred Stock (by first class mail, postage prepaid, or by prepaid commercial overnight delivery service, in each case addressed to each such holder at the address for such holder last shown on the books of the Corporation), which notice shall state the Conversion Ratio resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock held by each such holder, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

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                       (ii)   The Corporation will give written notice to all
holders of shares of Series A Preferred Stock as soon as possible but in any event at least ten days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common Stock or Series A Preferred Stock, or (B) with respect to any pro rate subscription offer to holders of Common Stock or Series A Preferred Stock.

                       (iii) Any notice required by the provisions hereof shall be deemed given upon the first to occur of (x) the date when personally delivered or (y) on the first business day following the date on which it was delivered to the agent of a reputable commercial overnight delivery service or
(z) three (3) business days after the same has been deposited properly addressed in the United States mail, certified or registered mail, return receipt requested, postage prepaid.

               (e) TAXES AND CHARGES. The Corporation will pay all taxes and other governmental charges, if any, that may be imposed in respect of the issuance or delivery of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock.

               (f) RESERVATION OF SHARES. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as provided herein such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

        5. REDEMPTION AT THE OPTION OF THE CORPORATION. (a) At any time the Corporation shall have the right to redeem from the holders thereof all or part of the outstanding shares of Series A Preferred Stock, unless such shares have already been converted into Class A Common Stock.

               (b) REDEMPTION PRICE. The redemption price shall be $14.70 per share of Series A Preferred Stock if redemption occurs during 1997, $14.56 per share of Series A Preferred Stock if redemption occurs during 1998, $14.42 per share of Series A Preferred Stock if redemption occurs during 1999, $14.28 per share of Series A Preferred Stock if redemption occurs during 2000, $14.14 per share of Series A Preferred Stock if redemption occurs during 2001, and $14.00 per share of Series A Preferred Stock if redemption occurs thereafter, plus, in each case, accumulated and unpaid dividends, if any. For each share of Series A Preferred Stock which is to be redeemed, the Corporation shall be obligated on the applicable redemption date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such shares) an amount in immediately available funds equal to the applicable redemption price thereof. The Corporation is not required to provide for the retirement or redemption of the Series A Preferred Stock through the operation of a sinking fund.

               (c) DIVIDENDS AFTER REDEMPTION DATE. No share of Series A Preferred Stock is entitled to any dividends in respect thereof declared after the date on which such Preferred Stock is redeemed. On such redemption date, all rights of the holder of such Series A Preferred

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Stock in respect thereof will cease, and such Series A Preferred Stock will not be deemed to be outstanding.

               (d) REDEEMED OR OTHERWISE ACQUIRED SERIES A PREFERRED STOCK. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.


                                   ARTICLE IV

        The address of the initial Registered Office of the Corporation is 100 Second Street, S.E., Cedar Rapids, IA 52401, and the name of its initial Registered Agent at such address is Thomas J. Berthel.


                                    ARTICLE V

        The number of Directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as Director until the first annual meeting of shareholders or until his successor is elected and shall qualify is:

                                Thomas J. Berthel
                             100 Second Street, S.E.
                             Cedar Rapids, IA 52401


                                   ARTICLE VI

        The name and address of the sole incorporator is:

                                Thomas J. Berthel
                             100 Second Street, S.E.
                             Cedar Rapids, IA 52401


                                   ARTICLE VII

        The effective date of the Corporation shall be the date of filing of the Articles with the Secretary of State.


                                  ARTICLE VIII

        The Bylaws of this Corporation may contain restrictions on the transfer of shares of stock of the Corporation.


                                   ARTICLE IX


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        No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the Directors of this Corporation is or are interested in, or is a Director or officer or are Directors or officers of such other corporation. Any Director or Directors, individually or jointly, may be a party or parties to or may be interested in any contract or transaction of this Corporation or in which this Corporation is interested.

        No contract, act or transaction of this Corporation with any person, persons, firm or association, shall be affected or invalidated by the fact that any Director or Directors of this Corporation is a party, or are parties to or interested in, such contract, act, or transaction, or in any way connected with such person or persons, firm or association and each and every person who may become a Director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any manner interested.


                                    ARTICLE X

        Deeds, mortgages and leases for an initial stated period of five (5) years or more shall be executed by the President or Vice President and shall be countersigned or attested by the Secretary or an Assistant Secretary. Mortgage releases, leases for an initial stated term of less than five (5) years and other instruments affecting or relating to real estate but not amounting to a conveyance or mortgage thereof may be executed by any one or more of the officers of the corporation.


                                   ARTICLE XI

        A director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its Shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Iowa Code Section 496A.44; (iv) for any transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring prior to the date when this provision becomes effective. If the Iowa Business Corporation Act, Iowa Code Chapter 496A, is amended after the date these Articles of Incorporation are filed to authorize corporate action expanding, eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be expanded, eliminated or limited to the fullest extent permitted by the Iowa Business Corporation Act, as so amended.

        Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or former director of the Corporation existing at the time of such repeal or modification.